                                                                    Exhibit 99.2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Fogdog, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Fogdog, Inc. at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
January 31, 2000

                                  FOGDOG, INC.

                           CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                 December 31,
                                               -----------------  September 30,
                                                1998      1999        2000
                                               -------  --------  -------------
                                                                   (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents................... $ 1,694  $ 26,451    $ 41,587
  Short-term investments......................     423    46,450         987
  Accounts receivable, net of allowances of
   $35, $213 and $196, respectively...........      75       216         689
  Merchandise inventory.......................     --      2,765       4,964
  Prepaid expenses and other current assets...     132     1,963       3,044
                                               -------  --------    --------
    Total current assets......................   2,324    77,845      51,271
Property and equipment, net...................     470     2,427       3,352
Intangible assets, net........................      46     2,212       1,217
Other assets, net.............................     --     25,708      15,717
                                               -------  --------    --------
Total assets.................................. $ 2,840  $108,192    $ 71,557
                                               =======  ========    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................ $   705  $  5,638    $  6,395
  Current portion of long-term debt...........     606       473         418
  Other current liabilities...................     423     3,283       2,952
                                               -------  --------    --------
    Total current liabilities.................   1,734     9,394       9,765
                                               -------  --------    --------
Long-term debt, less current portion..........     189       300         --
                                               -------  --------    --------
Commitments and contingencies (Note 5)
Stockholders' equity:
  Convertible Preferred Stock, issuable in
   series, $0.001 par value, 14,200, 5,000 and
   5,000 shares authorized at December 31,
   1998, 1999 and September 30, 2000
   (unaudited), respectively; 8,239, 0 and 0
   shares issued and outstanding at December
   31, 1998, 1999 and September 30, 2000
   (unaudited), respectively..................       8       --          --
  Common Stock, $0.001 par value, 50,000 and
   100,000 shares authorized at December 31,
   1998 and 1999 and 100,000 shares authorized
   at September 30, 2000 (unaudited),
   respectively; 4,886, 35,792 and 36,678
   shares issued and outstanding at December
   31, 1998, 1999 and September 30, 2000
   (unaudited), respectively..................       5        36          37
  Additional paid-in capital..................   7,664   145,441     147,510
  Notes receivable............................     --        (50)        (58)
  Unearned stock-based compensation...........    (978)  (11,534)     (4,848)
  Accumulated deficit.........................  (5,782)  (35,395)    (80,849)
                                               -------  --------    --------
    Total stockholders' equity................     917    98,498      61,792
                                               -------  --------    --------
Total liabilities and stockholders' equity.... $ 2,840  $108,192    $ 71,557
                                               =======  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                                --------------------------  ------------------
                                 1997     1998      1999      1999      2000
                                -------  -------  --------  --------  --------
                                                               (unaudited)
Net revenues:
  Merchandise.................. $   --   $   195  $  6,988  $  2,542  $ 16,443
  Commission...................      11      123        35        35       --
  Web development..............   1,030      447       --        --        --
                                -------  -------  --------  --------  --------
    Total net revenues.........   1,041      765     7,023     2,577    16,443
                                -------  -------  --------  --------  --------
Cost of revenues:
  Merchandise..................     --       157     6,374     2,551    14,786
  Commission...................     --        19       --        --        --
  Web development..............     156       99       --        --        --
                                -------  -------  --------  --------  --------
    Total cost of revenues.....     156      275     6,374     2,551    14,786
                                -------  -------  --------  --------  --------
Gross profit...................     885      490       649        26     1,657
                                -------  -------  --------  --------  --------
Operating expenses:
  Marketing and sales..........   1,285    2,399    21,450    10,326    35,710
  Technology and content.......     259    1,318     3,448     2,205     3,891
  General and administrative...     378      705     2,052     1,181     4,598
  Amortization of intangible
   assets......................     --       --        473       144       996
  Amortization of stock-based
   compensation................     --       243     3,424     1,582     4,529
                                -------  -------  --------  --------  --------
    Total operating expenses...   1,922    4,665    30,847    15,438    49,724
                                -------  -------  --------  --------  --------
Operating loss.................  (1,037)  (4,175)  (30,198)  (15,412)  (48,067)
Interest income (expense),
 net...........................      (8)      29       585       276     2,613
Other income...................     --        26       --        --        --
                                -------  -------  --------  --------  --------
Net loss.......................  (1,045)  (4,120)  (29,613)  (15,136)  (45,454)
Deemed preferred stock
 dividend......................     --       --    (12,918)  (12,918)      --
                                -------  -------  --------  --------  --------
Net loss available to common
 stockholders.................. $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                                =======  =======  ========  ========  ========
Basic and diluted net loss per
 share available to common
 stockholders.................. $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
                                =======  =======  ========  ========  ========
Basic and diluted weighted
 average shares used in
 computation of net loss
 per share available to common
 stockholders..................   4,544    4,323     7,148     4,645    36,154
                                =======  =======  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                            Convertible                                                                         Total
                          Preferred Stock     Common Stock   Additional              Unearned               Stockholders'
                          ------------------  --------------  Paid-In     Notes    Stock-Based  Accumulated    Equity
                           Shares    Amount   Shares  Amount  Capital   Receivable Compensation   Deficit     (Deficit)
                          ---------  -------  ------  ------ ---------- ---------- ------------ ----------- -------------
Balance at December 31,
 1996...................      1,155   $    1   4,542   $ 5    $  1,093     $--       $    --     $   (617)    $    482
Issuance of Series A
 Preferred Stock, net...        631        1     --    --          527      --            --          --           528
Issuance of warrants to
 purchase Series A
 Preferred Stock........        --       --      --    --           21      --            --          --            21
Issuance of Common
 Stock..................        --       --        5   --            1      --            --          --             1
Net loss................        --       --      --    --          --       --            --       (1,045)      (1,045)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at December 31,
 1997...................      1,786        2   4,547     5       1,642      --            --       (1,662)         (13)
Issuance of Series B
 Preferred Stock, net...      6,453        6     --    --        4,774      --            --          --         4,780
Issuance of Common
 Stock..................        --       --      292   --           23      --            --          --            23
Unearned stock-based
 compensation...........        --       --      --    --        1,221      --         (1,221)        --           --
Amortization of stock-
 based compensation.....        --       --      --    --          --       --            243         --           243
Issuance of Common Stock
 for services...........        --       --       47   --            4      --            --          --             4
Net loss................        --       --      --    --          --       --            --       (4,120)      (4,120)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at December 31,
 1998...................      8,239        8   4,886     5       7,664      --           (978)     (5,782)         917
Issuance of Series C
 Preferred Stock, net...     11,657       12     --    --       17,911      --            --          --        17,923
Issuance of Series D
 Preferred Stock, net...      3,529        4     --    --       14,646                    --          --        14,650
Issuance of Common
 Stock..................        --       --    1,067     1         243      (50)          --          --           194
Common Stock issued for
 acquired business......        --       --      267   --        2,132      --            --          --         2,132
Unearned stock-based
 compensation...........        --       --      --    --       13,882      --        (13,802)        --            80
Amortization of stock-
 based compensation.....        --       --      --    --          --       --          3,246         --         3,246
Issuance of warrants to
 purchase Series C
 Preferred Stock........        --       --      --    --       28,840      --            --          --        28,840
Issuance of warrants to
 purchase shares of
 Common Stock...........        --       --      --    --          184      --            --          --           184
Issuance of Common Stock
 upon exercise of
 warrants...............        --       --      147   --          110      --            --          --           110
Issuance of stock
 options for services...        --       --      --    --           99      --            --          --            99
Conversion of Series A,
 B, C and D Preferred
 Stock to Common Stock
 in conjunction with the
 initial public
 offering...............    (23,425)     (24) 23,425    24         --       --            --          --            --
Issuance of Common Stock
 in conjunction with the
 initial public
 offering, net of
 offering costs totaling
 $6,264.................        --       --    6,000     6      59,730      --            --          --        59,736
Allocation of discount
 on Preferred Stock.....        --       --      --    --       12,918      --            --          --        12,918
Deemed Preferred Stock
 dividend...............        --       --      --    --      (12,918)     --            --          --       (12,918)
Net loss................        --       --      --    --          --       --            --      (29,613)     (29,613)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at December 31,
 1999...................        --       --   35,792    36     145,441      (50)      (11,534)    (35,395)      98,498
Issuance of Common Stock
 (unaudited)............        --       --      358     1         728      (12)          --          --           717
Issuance of Common Stock
 upon exercise of
 warrants (unaudited)...        --       --      163   --          --       --            --          --           --
Issuance of Common Stock
 in conjunction with the
 exercise of the
 underwriters over
 allotment, net of
 issuance costs
 (unaudited)............        --       --      425   --        4,297      --            --          --         4,297
Issuance of Common Stock
 for employee stock
 purchase plan
 (unaudited)............        --       --       46   --           54      --            --          --            54
Repurchase of Common
 Stock (unaudited)......        --       --     (106)  --          (43)     --            --          --           (43)
Repayment of notes
 receivable
 (unaudited)............        --       --      --    --          --         4           --          --             4
Amortization of stock-
 based compensation
 (unaudited)............        --       --      --    --       (2,967)     --          6,686         --         3,719
Net loss (unaudited)....        --       --      --    --          --       --            --      (45,454)     (45,454)
                          ---------   ------  ------   ---    --------     ----      --------    --------     --------
Balance at September 30,
 2000 (unaudited).......        --    $  --   36,678   $37    $147,510     $(58)     $ (4,848)   $(80,849)    $ 61,792
                          =========   ======  ======   ===    ========     ====      ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                 --------------------------  ------------------
                                  1997     1998      1999      1999      2000
                                 -------  -------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss......................  $(1,045) $(4,120) $(29,613) $(15,136) $(45,454)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Allowances for bad debt and
  sales returns................      --        30       215        80     1,797
 Depreciation and
  amortization.................      105      122       428       242       965
 Amortization of intangible
  assets.......................      --       --        473       144       996
 Amortization of stock-based
  compensation.................      --       243     3,424     1,582     3,719
 Non-employee stock-based
  expense......................      --         4     3,737       475     9,732
 Changes in assets and
  liabilities:
  Accounts payable and other
   current liabilities.........       27      945     7,311     3,476       426
  Other assets.................        8      --      1,738    (1,084)      259
  Accounts receivable..........      (17)     (12)     (356)     (210)   (2,271)
  Merchandise inventory........      --       --     (2,765)     (722)   (2,199)
  Prepaid expenses and other
   current assets..............        7     (164)   (1,881)     (601)   (1,081)
                                 -------  -------  --------  --------  --------
   Net cash used in operating
    activities.................     (915)  (2,952) (17,289)   (11,754)  (33,111)
                                 -------  -------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of property and
  equipment....................      (81)    (269)   (2,385)      423    (1,890)
 Sale or maturity of short-term
  investments..................      --       --      9,600       --    115,036
 Purchase of short-term
  investments..................      --      (423)  (55,627)   (1,393)  (69,573)
                                 -------  -------  --------  --------  --------
   Net cash provided by (used
    in) investing activities...      (81)    (692)  (48,412)     (970)   43,573
                                 -------  -------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from the sale of
  Common Stock.................      --        23    57,908       298     5,074
 Proceeds from the sale of
  Preferred Stock..............      528    4,455    32,573    32,523       --
 Proceeds from (payments under)
  term loan....................      (70)     266       506       599      (355)
 Payments under capital
  leases.......................      (21)     (15)       (3)       (3)      --
 Proceeds from (payments under)
  line of credit...............      237      186      (423)     (423)      --
 Payments under software loan..      --       (58)     (103)      (84)      --
 Proceeds from (payments under)
  notes payable to
  Stockholders.................      162      170       --        --        --
 Repurchase of Common Stock....      --       --        --        --        (45)
                                 -------  -------  --------  --------  --------
   Net cash provided by
    financing activities.......      836    5,027    90,458    32,910     4,674
                                 -------  -------  --------  --------  --------
Net increase (decrease) in cash
 and cash equivalents..........     (160)   1,383    24,757    20,186    15,136
Cash and cash equivalents at
 the beginning of the period...      471      311     1,694     1,694    26,451
                                 -------  -------  --------  --------  --------
Cash and cash equivalents at
 the end of the period.........  $   311  $ 1,694  $ 26,451  $ 21,880  $ 41,587
                                 =======  =======  ========  ========  ========
Supplemental disclosure of cash
 flow information:
 Interest paid.................  $    14  $    57  $     89  $     67  $     64
                                 =======  =======  ========  ========  ========
Supplemental disclosure of
 noncash transactions:
 Conversion of note to Series B
  Preferred Stock..............  $   --   $   325  $    --   $    --   $    --
                                 =======  =======  ========  ========  ========
 Conversion of Preferred Stock
  to Common Stock..............  $   --   $   --   $     24  $    --   $    --
                                 =======  =======  ========  ========  ========
 Issuance of warrants..........  $    21  $   --   $ 29,024  $    --   $    --
                                 =======  =======  ========  ========  ========
 Software purchased under loan
  agreement....................  $   --   $   161  $    --   $    --   $    --
                                 =======  =======  ========  ========  ========
 Issuance of stock in exchange
  for notes....................  $   --   $   --   $     50  $     94  $     12
                                 =======  =======  ========  ========  ========
 Issuance of common stock in
  acquisition..................  $   --   $   --   $  2,132  $    --   $    --
                                 =======  =======  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  FOGDOG, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


Note 1--The Company and Summary of Significant Accounting Policies:

The Company

   Fogdog, Inc. (the "Company") is an online retailer of sporting goods. The Company's online retail store, "fogdog.com," offers products, detailed product information and personalized shopping services. During 1998 and 1997, the Company also provided web development services to sporting goods manufacturers, trade associations and retailers. The Company was incorporated in California in October 1994 as Cedro Group, Inc. and in November 1998, changed its name to Fogdog, Inc. The Company was reincorporated in the state of Delaware as Fogdog, Inc in September 1999.

Principles of consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Sports Universe, Inc. All intercompany accounts have been eliminated.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, cash equivalents and short-term investments

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company classifies all short-term investments as available-for-sale. At December 31, 1999, the fair value of these short-term investments approximated amortized cost and primarily mature within the next 12 months. Unrealized and realized gains and losses have been insignificant for all periods presented. Short-term investments at December 31, 1999 and September 30, 2000 consist primarily of municipal bonds.

Merchandise inventory

   Inventory is stated at the lower of cost or market, determined on a weighted average basis.

Property and equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three years, or the remaining lease term.

Intangible assets

   Purchased intangible assets are presented at cost, net of accumulated amortization, and are amortized using the straight line method over the estimated useful life of the assets. At each balance sheet date, the Company assesses the value of recorded intangible assets for possible impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS 121"), based upon a number of factors including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows. Since inception, the

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

Company has not recorded any provisions for possible impairment of intangible assets. In September 1999, the Company acquired Sports Universe, Inc. in a purchase transaction which included recording goodwill of $2.7 million which is being amortized over its two year life. In October 1998, the Company purchased the mailing list, Internet domain name and client database from Sportscape.com for $55,000. The Company amortized the balance over a twelve month period.

Revenue recognition

   Merchandise revenue is earned by the Company from the sale of sporting goods through its online retail store. Merchandise revenue is recognized upon the shipment of the merchandise, which occurs only after credit card authorization is obtained. For sales of merchandise, the Company is responsible for establishing prices, processing the orders, and forwarding the information to the manufacturer, distributor or third-party warehouse for shipment. For these transactions, the Company assumes credit risk and is responsible for processing returns. The Company provides for estimated returns at the time of shipment based on historical data.

   Commission revenue was earned by the Company from catalog partners for transactions processed through the Company's online retail store. Revenue was recognized when the order was transmitted to the catalog partner. In commission sales, the Company processed orders in exchange for a commission on the sale of the vendor's merchandise. At the conclusion of the sale, the Company forwarded the order information to the vendor, which then charged the customer's credit card and shipped the merchandise directly to the customer. In a commission sale transaction, the Company did not take title or possession of the merchandise, and the vendor assumed all the risk of credit card chargebacks. The Company also earned commission revenue from transactions processed on several client sites. Commission revenue from these transactions has been immaterial to date.

   Revenue from web development services was recognized when the client's site had either been placed on-line or completed to the client's satisfaction, the Company had the right to invoice the customer, collection of the receivable was probable and there were no significant obligations remaining.

Advertising costs

   Advertising costs are expensed as in accordance with Statement of Position 93-7, "Reporting on Advertising Costs." Advertising expenses for the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 1999 and 2000 were $64,000, $541,000, $9.2 million, $3.9 million, and
$11.6 million, respectively.

Development Costs

   Technology and content expenses primarily consist of payroll and related costs for web site maintenance and information technology personnel, Internet access, hosting charges and logistics engineering, and web content and design costs. Effective January 1, 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". In accordance with SOP 98-1, the Company classifies technology and content costs into one of three categories (I) preliminary project stage (II) application development stage and (III) operational stage. During 1999 and for the nine months ended September 30, 2000, costs associated with the preliminary project stage were insignificant and charged to technology and content expense as incurred. Costs associated with the application development stage primarily consist of external software purchased and internal costs to develop software with a life in excess of three months. During 1999 and for the nine months ended September 30, 2000, the Company

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

capitalized approximately $411,000 and $682,000, respectively, of costs associated with the application development stage and is amortizing such amounts to technology and content expense over the estimated useful life of one to three years. Costs associated with the operational stage primarily consist of internal costs to maintain and enhance the Company's web site and internal costs to develop software with an expected life of three months or less. During 1999 and for the nine months ended September 30, 2000 the Company expensed approximately $3.4 and $3.9 million, respectively, to technology and content expense associated with the operational stage.

Net loss per share

   Basic net loss per share available to common stockholders is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share available to common stockholders is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights, incremental shares of Common Stock issuable upon the exercise of stock options and warrants and incremental shares of Common Stock issuable upon conversion of Preferred Stock. For the year ended December 31, 1999 and the nine months ended September 30, 1999, net loss per share available to common stockholders includes a charge of $12.9 million to reflect the deemed preferred stock dividend recorded in connection with the Series D Preferred Stock financing.

   The following table sets forth the computation of basic and diluted net loss per share available to common stockholders for the periods indicated (in thousands, except per share amounts):

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                                --------------------------  ------------------
                                 1997     1998      1999      1999      2000
                                -------  -------  --------  --------  --------
                                                               (unaudited)
   Numerator:
     Net loss.................  $(1,045) $(4,120) $(29,613) $(15,136) $(45,454)
     Deemed preferred stock
      dividend................      --       --    (12,918)  (12,918)      --
                                -------  -------  --------  --------  --------
     Net loss available to
      common stockholders.....  $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                                =======  =======  ========  ========  ========
   Denominator:
     Weighted average shares..    4,544    4,728     7,291     5,117    36,390
     Weighted average Common
      Stock subject to
      repurchase Agreements...      --      (405)     (143)     (472)     (236)
                                -------  -------  --------  --------  --------
     Denominator for basic and
      diluted calculation.....    4,544    4,323     7,148     4,645    36,154
                                =======  =======  ========  ========  ========
     Basic and diluted net
      loss per share available
      to common Stockholders..  $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
                                =======  =======  ========  ========  ========

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


   The following table sets forth the weighted average potential shares of Common Stock that are not included in the diluted net loss per share available to common stockholders calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                                  Nine Months
                                                                     Ended
                                                  Year Ended     September 30,
                                                 December 31,         2000
                                              ------------------ --------------
                                              1997  1998   1999   1999    2000
                                              ----- ----- ------ ------- ------
                                                                  (unaudited)
   Weighted average effect of dilutive
    securities:
     Preferred Stock........................    777 5,299 18,208  16,413    --
     Warrants to purchase Series A Preferred
      Stock.................................      1    78     89      89    --
     Warrants to purchase Series C Preferred
      Stock.................................    --    --   1,200     196    --
     Warrants to purchase Common Stock......    --    --      71      54  4,137
     Employee stock options.................    524   810  3,714   1,601  4,828
     Common Stock subject to repurchase
      agreements............................    --    405    143     472    236
                                              ----- ----- ------ ------- ------
                                              1,302 6,592 23,425  18,825  9,201
                                              ===== ===== ====== ======= ======

Income taxes

   A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred tax assets is reduced, if necessary, by the amount of any benefits that, based on available evidence, are not expected to be realized.

Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During each of the three years ended December 31, 1999, and the nine months ended September 30, 1999 and 2000, the Company has not had any significant adjustments to net loss that are required to be reported in comprehensive income (loss).

Segment information

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information." During each of the three years ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, the Company's management focused its business activities on the marketing and sale of sporting goods over the Internet. Since management's primary form of internal reporting is aligned with the marketing and sale of sporting goods, the Company believes it operates in one segment. Revenue from shipments to customers outside of the United States was 0%, 6%, 6%, 10.3% and 3.3% for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.

Stock-based compensation

   The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28 using the multiple-option approach. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Concentration of risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, short-term investments and accounts receivable. Cash equivalents are primarily composed of investments in money market funds and certificates of deposits and are maintained with two institutions and the composition and maturities are regularly monitored by management. The Company's short-term investments are managed by a single financial institution.

   The Company maintains an allowance for uncollectible accounts based upon the expected collectibility of all accounts receivable. At December 31, 1997, approximately 47% of web development accounts receivable represented amounts due from three different customers. Sales to these web development customers accounted for approximately 25% of the related revenues in 1997. At December 31, 1998, two customers accounted for 21% and 15% of commission-related accounts receivable. At December 31, 1999, no customer represented more than 10% of outstanding accounts receivable. At September 30, 2000, one account represented 45% of outstanding accounts receivable.

   Due to their short-term nature, the carrying value of all financial instruments approximate their respective fair value.

   Approximately 10% and 19% of the Company's revenue is derived from purchases from one manufacturer for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively. The Company relies on a limited number of product manufacturers and third-party distributors to fulfill a large percentage of products offered on the online retail store. While management believes that alternate suppliers could provide product at comparable terms, the loss of any one manufacturer or distributor could delay shipments and have a material adverse effect on the Company's business, financial position and results of operations.

Reclassifications

   Freight, coupons and promotional discounts totaling $481,000 were reclassified in the first three quarters of 1999 from operating expense to cost of revenues, to conform to the fiscal 1999 presentation in accordance with applicable accounting requirements.

Recent Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition" ("SAB 101"). SAB 101 summarizes certain interpretations and practices followed by the SEC in applying generally acceptable accounting principles to revenue recognition. SAB 101 is effective for all periods beginning with the fourth fiscal quarter of fiscal years beginning after December 15,

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

1999. The Company has evaluated its current revenue recognition policies and believes that they are in compliance with guidance provided under SAB 101.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued interpretation No. 44, "Accounting for Certain Transaction Involving Stock
Compensation: an Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants and modifications to existing stock option awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1998, and modifying a fixed option to add a reload feature, for which the guidance was effective after January 12, 2000. The adoption of FIN 44 did not have a material effect on the financial statements of the Company.

   In May 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-02, "Accounting for Web Site Development Costs." EITF 00-02 establishes guidance for how companies should account for costs incurred to develop a web site including costs incurred in the web site application and infrastructure development stage, costs incurred to develop graphics, costs incurred to develop content and costs incurred in the operating stage. EITF 00-02 is effective for web site development costs incurred for fiscal quarters beginning after June 30, 2000. The adoption of EITF 00-02 did not have a material effect on the financial statements of the Company.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


Note 2--Balance Sheet Components (in thousands):

                                                  December 31,
                                                  --------------  September 30,
                                                  1998    1999        2000
                                                  -----  -------  -------------
                                                                   (unaudited)
   Prepaid expenses and other current assets:
     Prepaid advertising......................... $ --   $ 1,024     $ 1,897
     Strategic agreements........................   --       268         245
     Insurance...................................   --       414          92
     Other.......................................   132      257         810
                                                  -----  -------     -------
                                                  $ 132  $ 1,963     $ 3,044
                                                  =====  =======     =======
   Property and equipment:
     Computer equipment and software............. $ 627  $ 2,201     $ 3,951
     Office furniture and fixtures...............   134      945       1,085
                                                  -----  -------     -------
                                                    761    3,146       5,036
   Less: accumulated depreciation................  (291)    (719)     (1,684)
                                                  -----  -------     -------
                                                  $ 470  $ 2,427     $ 3,352
                                                  =====  =======     =======
   Other assets:
     Deferred alliance costs, net (Note 7)....... $ --   $25,288     $15,555
     Deposits....................................   --       244         152
     Other.......................................   --       176          10
                                                  -----  -------     -------
                                                  $ --   $25,708     $15,717
                                                  =====  =======     =======
   Other current liabilties:
     Accrued professional fees................... $ --   $   410     $   438
     Strategic agreements........................   --     1,274         --
     Deferred revenue............................   --       386         404
     Accrued compensation........................   375    1,028       1,555
     Other.......................................    48      185         555
                                                  -----  -------     -------
                                                  $ 423  $ 3,283     $ 2,952
                                                  =====  =======     =======

Note 3--Long-Term Debt (in thousands):

   Long-term debt consists of the following:

                                                   December 31,
                                                   --------------  September 30,
                                                    1998    1999       2000
                                                   ------  ------  -------------
                                                                    (unaudited)
   Equipment term loan (a)........................ $  134  $  700      $ 400
   Line of credit (b).............................    423     --         --
   Equipment term loan (b)........................    132      73         18
   Software loan (c)..............................    103     --         --
   Capital leases.................................      3     --         --
                                                   ------  ------      -----
                                                      795     773        418
   Current portion of long-term debt..............   (606)   (473)      (418)
                                                   ------  ------      -----
                                                   $  189  $  300      $ --
                                                   ======  ======      =====

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

(a) In September 1998, the Company entered into a loan agreement with a bank which provided borrowings up to $800,000. Borrowings under the agreement bear interest at the prime rate plus one-half percent at December 31, 1998 and 1999 (8.25% and 9.0%, respectively) and at the prime rate plus one percent at September 30, 2000 (10.5%) and are payable in equal monthly installments over a twenty-four month period beginning in October 1999. Borrowings for software, furniture, fixtures or telephone equipment are limited to 75% of the invoice amount. The Company must meet certain financial covenants in connection with the loan agreement with which it was in compliance at September 30, 2000.

(b) In December 1997, the Company entered into a loan agreement with a bank which provided for a line of credit and an equipment term loan. Under the line of credit, the Company was permitted to borrow up to $500,000 and was required to keep cash on hand to cover the balance outstanding. At December 31, 1998, the Company had short-term investments of $423,000 collateralized under the agreement. The line of credit bore interest at 8.75% at December 31, 1998. Interest on the line was payable monthly. The line was paid off and terminated by the Company in September 1999. The company entered into a new line of credit in December 1999. Under the new credit line, the Company is permitted to borrow up to $3,000,000. The line of credit bears interest at the prime rate plus one half percent (10.0% at September 30, 2000) and there was no outstanding balance at September 30, 2000.

     As of September 30, 2000 the Company had $18,000 outstanding under an existing term loan used to purchase capital equipment, furniture, software or other equipment. The term loan bears interest at the prime rate plus one-half percent at December 31, 1998 and 1999 (8.25% and 9.0%, respectively) and at the prime rate plus one percent at September 30, 2000 (10.5%) and is payable in twenty-four equal installments, including interest, commencing on January 28, 1999. In December of 1999 the Company entered into a new equipment term loan. Under the equipment term loan, the Company can borrow up to $2,000,000 to be used to purchase capital equipment, furniture, software or other equipment. The term loan bears interest at the prime rate plus one percent (10.5% at September 30, 2000), and interest on the unpaid principal is due monthly. The term loan is subject to two semi-annual term out and principal payments. Borrowings made after July 1, 2000 through December 2000 will be paid back in 33 monthly payments of interest and principal beginning on January 15, 2001. The Company must meet certain financial covenants in connection with the loan agreement with which it was in compliance at September 30, 2000.

(c) In October 1998, the Company entered into a loan agreement with a software company to purchase software. Borrowings under the agreement bear interest at 7.5% and were repaid in 1999.

    Under the terms of the loan agreements, the Company is prohibited from paying dividends without approval from the bank.

Note 4--Acquisition:

   Effective September 3, 1999, the Company merged with Sports Universe, Inc. ("Sports Universe"). Sports Universe sells equipment and apparel for wakeboarding, waterskiing, inline skating, surfing and skateboarding on the Internet. The merger was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values as of the acquisition date. The total purchase price of approximately $2.1 million consisted of 266,665 shares of Company Common Stock with an estimated fair value of approximately $8.00 per share and other acquisition related expenses of approximately $30,000 primarily consisting of payments for professional fees. The purchase price was allocated to net tangible liabilities assumed of $538,000 and goodwill

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

of $2.7 million. The acquired goodwill will be amortized over its estimated useful life of two years. The results of operations for Sports Universe have been included in the Company's operations as of September 3, 1999.

   The following table summarizes unaudited consolidated information for the Company and Sports Universe (in thousands except per share amounts), giving effect to this merger as if it had occurred on February 9, 1998 ("inception") by consolidating the results of operations of Sports Universe from inception through the year ended December 31, 1999.

                                                              Pro Forma
                                                      -------------------------
                                                       Year ended   Year ended
                                                      December 31, December 31,
                                                          1998         1999
                                                      ------------ ------------
                                                             (unaudited)
   Net revenues.....................................    $   944      $  7,508
   Net loss available to common stockholders........     (5,790)      (43,569)
   Basic and diluted net loss per share available to
    common stockholders.............................    $ (1.27)     $  (6.10)

Note 5--Commitments and contingencies:

Operating leases

   The Company leases office space under noncancelable operating leases at three locations, expiring in April 2001, April 2002 and July 2004. Rent expense totaled $51,000, $157,000, $556,000, $299,000 and $897,000 for the years ended
December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, respectively. The Company sublets one of the spaces for a total of $140,000 through April 2001.

   Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

   Years Ending December 31,
   -------------------------
      2000............................................................... $  310
      2001...............................................................  1,088
      2002...............................................................  1,038
      2003...............................................................  1,066
      2004...............................................................    635
                                                                          ------
                                                                          $4,137
                                                                          ======

Distributor and Strategic Agreements

   The Company maintains agreements with independent distributors to provide merchandise. Annual minimum payments under these agreements are $60,000. The Company is also obligated under the strategic agreement signed with Nike USA, Inc. ("Nike") (Note 7) to make two installment payments of $250,000, one of which was paid upon entering the agreement and the second of which was due upon the earlier of seven days after the closing of the Company's initial public offering or January 15, 2000. The second payment was accrued at December 31, 1999 and the related expense is being amortized over the life of the strategic agreement. The second installment was paid in January 2000.

Advertising

   As of September 30, 2000, the Company had commitments for online and traditional offline advertising of approximately $2.5 million.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

Contingencies

   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

Note 6--Income Taxes:

   The Company incurred net operating losses for each of the three years ended December 31, 1999 and accordingly, no provision for income taxes has been recorded. The tax benefit is reconciled to the amount computed using the federal statutory rate as follows (in thousands):

                                                    Year Ended December 31,
                                                   ---------------------------
                                                    1997     1998      1999
                                                   ------- --------  ---------
   Federal statutory benefit...................... $ (355) $ (1,400) $ (10,023)
   State taxes, net of federal benefit............    (63)     (247)      (905)
   Future benefits not currently recognized.......    418     1,550      8,238
   Nondeductible compensation.....................    --         97      1,164
   Other..........................................    --        --       1,526
                                                   ------  --------  ---------
                                                   $  --   $    --   $     --
                                                   ======  ========  =========

   At December 31, 1999, the Company had approximately $25.4 million of federal and $12.8 million of state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2019. Under the Tax Reform Act of 1986, the amount of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

   Deferred tax assets and liabilities consist of the following (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carryforwards........................ $ 1,843  $  9,383
     Accruals and allowances.................................     354       714
                                                              -------  --------
       Net deferred tax assets...............................   2,197    10,097
   Valuation allowance.......................................  (2,197)  (10,097)
                                                              -------  --------
                                                              $   --   $    --
                                                              =======  ========

   The Company has incurred losses for the three years ended December 31, 1999. Management believes that based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation allowance has been recorded at December 31, 1998 and 1999.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

Note 7--Common Stock:

   In December 1999, the Company completed an initial public offering of 6,000,000 shares of Common Stock at $11.00 per share, proceeds were approximately $59.7 million, net of issuance costs. The Company's Certificate of Incorporation, as amended in the State of Delaware in September 1999, authorizes the Company to issue 100,000,000 shares of Common Stock with a par value of $0.001. In January 2000, the Company sold an additional 425,000 shares at $11.00 per share which generated proceeds of approximately $4.2 million, net of issuance costs in connection with the exercise of the underwriters over-allotment.

   In November 1999, the Company's Board of Directors approved a two for three reverse stock split of the outstanding shares of common, convertible redeemable preferred stock and stock options. In September 1997, the Board of Directors approved a two-for-one stock split of the Company's Common Stock and Preferred Stock with a corresponding adjustment to outstanding stock options. All common and preferred share and per share data in the accompanying financial statements have been adjusted retroactively to give effect to both of the stock splits.

   A portion of the shares owned by the employees prior to the initial public offering are subject to a right of repurchase by the Company subject to vesting. At December 31, 1998 and 1999 and the nine months ended September 30, 2000, there were approximately 870,000, 351,000 and 128,000 shares, respectively, subject to repurchase.

   During the years ended December 31, 1998, the Company issued 47,413 shares of Common Stock to consultants in exchange for services. In connection with these issuances, the Company recorded expenses of $4,000, respectively, based on the fair value of the Common Stock on the date of grant as determined by the Board of Directors. The Board in determining the fair value of the common stock considered, among other things, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

Warrants for Common Stock

   In connection with the loan agreement entered into in December 1997, the Company issued to the bank a warrant to purchase 29,630 shares of Series A Preferred Stock. The warrant may be exercised at any time between May 1, 1998 and December 24, 2002 at an exercise price of $0.84 per share. The warrant was recorded as a debt discount at its estimated fair value of $8,000. Amortization of the discount was recognized as interest expense over the term of the loan agreement. The warrant automatically converted to a warrant to purchase Common Stock upon the effective date of the initial public offering, December 9, 1999. The warrant was fully exercised in February 2000.

   In connection with the issuance of convertible promissory notes to certain holders of the Series A Preferred Stock in May 1998 and December 1997, the Company issued warrants to purchase 35,556 shares of Series A Preferred Stock. The warrants may be exercised at any time prior to December 26, 2002 at an exercise price of $0.84 per share. The warrants were recorded as a debt discount at its estimated fair value of $13,000. Amortization of the discount recognized as interest expense over the term of the promissory notes. The warrants were fully exercised in November 1999.

   In May 1998 and December 1997, the Company issued warrants to purchase 24,000 shares of Series A Preferred Stock to certain members of the Board of Directors for services. The warrants may be exercised at any time prior to May 22, 2003 and December 26, 2002 at an exercise price of $0.84 per share. The warrants automatically converted to warrants to purchase Common Stock upon the effective date of the initial public

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

offering, December 9, 1999. The warrants were fully exercised in December 1999. The estimated fair value of the warrants was $8,000. The Company has not recorded any expense for the estimated fair value of the warrants because such amounts were insignificant.

   In November 1998, the Company issued fully-vested warrants to purchase 146,667 shares of Common Stock to certain investors for services provided. The warrants were exercisable at the option of the holder at any time prior to March 7, 1999 at an exercise price of $0.75 per share. The estimated fair value of the warrants was $2,000. The Company has not recorded any expense for the estimated fair value of the warrants because such amount was insignificant. The warrants were fully exercised in May 1999.

   In March 1999, the Company issued a fully-vested warrant to purchase 64,762 shares of Common Stock to a distributor in exchange for exclusivity rights. The warrant is exercisable at the option of the holder at any time prior to March 31, 2000 at an exercise price of $1.54 per share. The warrant is recorded as a marketing and sales expense at its estimated fair value of $26,000 over the term of the distribution agreement. The warrant was fully exercised in January 2000.

   In May 1999, the Company issued a fully-vested warrant to purchase 4,166 shares of Common Stock to a distributor in exchange for exclusivity rights. The warrant is exercisable at the option of the holder at any time prior to May 31, 2000, at an exercise price of $4.50 per share. The estimated fair value of the warrant was $3,000. The Company has not recorded any expense for the estimated fair value of the warrants because such amount was insignificant. The warrant was fully exercised in March 2000.

   In September 1999, the Company entered into a two-year strategic agreement with Nike to distribute Nike products over the Company's web site. In exchange for certain online exclusivity rights, the Company granted Nike a fully-vested warrant to purchase 4,114,349 shares of Series C Preferred Stock at $1.54 per share. The warrant automatically converted to a warrant to purchase Common Stock upon the closing of the initial public offering on December 9, 1999. The Company is expensing the estimated fair value of the warrant of approximately $28.8 million over the term of the distribution agreement as marketing and sales expense. The Company estimated the fair value using the Black-Scholes option model with a per share value of $8.00 for the Series C Preferred Stock. The unamortized balance at September 30, 2000 is included in other assets, net as deferred alliance costs.

   In September 1999, the Company issued fully-vested warrants to purchase 46,667 shares of Common Stock to distributors in exchange for exclusivity rights. The warrants are exercisable at the option of the holders at any time prior to March 31, 2000 at an exercise price of $4.50 per share. The warrants are recorded as marketing and sales expenses at their estimated fair values of $184,000 over the term of their respective distribution agreements. The warrants were fully exercised in March 2000.

   The Company estimated the fair value of each warrant using the Black-Scholes option pricing model using the following assumptions:

                                                                 Year Ended
                                                                December 31,
                                                               ----------------
                                                               1998     1999
                                                               ----  ----------
   Risk-free interest rate.................................... 5.46% 4.88%-5.11%
   Expected life (in years)................................... Term        Term
   Dividend yield.............................................    0%          0%
   Expected volatility........................................   50%         90%

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


Note 8--Preferred Stock:

   The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At December 31, 1999, there were 5,000,000 shares of Preferred Stock authorized for issuance, and no shares issued or outstanding.

   Convertible Preferred Stock ("Preferred Stock") prior to the initial public offering on December 9, 1999 consisted of the following (in thousands, except per share amounts):

                                                                        Proceeds
                                                                         Net of
                             Shares               Per Share Liquidation Issuance
   Series                  Authorized Outstanding  Amount     Amount     Costs
   ------                  ---------- ----------- --------- ----------- --------
   A.....................     2,813      1,786      $0.84     $ 1,502   $ 1,473
   B.....................     9,679      6,453       0.75       4,839     4,780
   C.....................    23,804     11,657       1.54      18,000    17,923
   D.....................     5,500      3,529       4.34      15,300    14,650
                             ------     ------                -------   -------
                             41,796     23,425                $39,641   $38,826
                             ======     ======                =======   =======

   The Preferred Stock converted to Common Stock upon consummation of the initial public offering. The Company recorded a deemed preferred stock dividend of $12.9 million to reflect the difference between the issuance price of $4.34 and estimated fair value of the Series D Preferred Stock of $8.00.

Note 9--Employee Benefits:

Stock Option Plans

   In November 1996, the Board of Directors adopted the 1996 Stock Option Plan providing for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. In September 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan (the "Plan"), which will serve as the successor plan to the 1996 Plan. The Plan provides for the issuance of incentive and nonstatutory stock options to employees, consultants and outside directors of the Company. The Plan became effective immediately prior to the completion of the initial public offering. The common stock reserved under the plan is 6,296,631. The share reserve will automatically increase on the first trading day in January each year, beginning with calendar year 2001 through 2005, equal to 3% of the total number of shares of common stock outstanding on the last trading day in December in the immediately preceding year, but in no event will any such annual increase exceed 2,000,000 shares.

   Options may be granted at an exercise price at the date of grant of not less than the fair market value per share for incentive stock options and not less than 85% of the fair market value per share for nonstatutory stock options, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the option must be not less than 110% of the fair market value. Prior to the initial public offering, the fair market value of the Company's Common Stock was determined by the Board of Directors or a committee thereof.

   Options granted under the Plan generally become exercisable at a rate of 25% after the first year and ratable each month over the next three years and expire no later than ten years after the grant date.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)


   The following table summarizes information about stock option activity under the Plan (in thousands, except per share amounts):

                                                                               Nine Months
                                      Year Ended December 31,                     Ended
                          --------------------------------------------------  September 20,
                               1997             1998             1999             2000
                          ---------------- ---------------- ---------------- ----------------
                                  Weighted         Weighted         Weighted         Weighted
                                  Average          Average          Average          Average
                                  Exercise         Exercise         Exercise         Exercise
                          Shares   Price   Shares   Price   Shares   Price   Shares   Price
                          ------  -------- ------  -------- ------  -------- ------  --------
                                                                               (unaudited)
Outstanding at beginning
 of period..............    --     $  --   1,199    $0.083   2,404   $0.083   4,999   $1.64
Granted below fair
 value..................    --        --   1,931     0.083   4,176     2.08     --      --
Granted at fair value...  1,231     0.083     13     0.083     --       --    1,244    3.12
Exercised...............     (5)    0.083   (292)    0.083  (1,067)    0.23    (358)   2.03
Canceled................    (27)    0.083   (447)    0.083    (514)    0.87  (1,986)   2.44
                          -----            -----            ------           ------
Outstanding at end of
 period.................  1,199     0.083  2,404     0.083   4,999     1.64   3,899    1.73
                          =====            =====            ======           ======
Options vested..........    --               504             2,762            2,834
                          =====            =====            ======           ======
Weighted average fair
 value of options
 granted during the
 period.................           $0.083           $ 0.72           $ 4.16           $2.67
                                   ======           ======           ======           =====

   At September 30, 2000, the Company had 2,285,322 shares available for future grant under the Plan.

   The following table summarizes the information about stock options outstanding and exercisable as of September 30, 2000 (in thousands, except per share amounts):

                                 Options Outstanding        Options Exercisable
                           -------------------------------- --------------------
                                        Weighted
                                         Average
                                        Remaining  Weighted             Weighted
                                       Contractual Average              Average
                             Number       Life     Exercise   Number    Exercise
      Exercise Price       Outstanding (in years)   Price   Exercisable  Price
      --------------       ----------- ----------- -------- ----------- --------
$.08-$1.00................    2,336       3.74      $0.30      2,030     $0.20
$1.03-$1.88...............      420       3.98       1.33        364      1.32
$2.19-$3.88...............      478       5.85       3.01         30      3.11
$4.00-$7.06...............      560       4.49       5.36        413      5.27
$7.50-$13.94..............      105       4.79       9.91        --        --
                              -----       ----      -----      -----     -----
  Total...................    3,899       4.16      $1.73      2,837     $1.11
                              =====       ====      =====      =====     =====

1999 Employee Stock Purchase Plan

   In September 1999, the Company's Board of Directors approved the 1999 Employee Stock Purchase Plan (the "1999 ESPP"). Under the plan, eligible employees can have up to 15% of their earnings withheld to be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. Accordingly, approximately 46,000 shares were issued in July 2000 in connection with the plan.

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

The Board of Directors may specify a look-back period of up to 24 months. The Common Stock reserved for future issuances under the plan is 500,000 shares of Common Stock. Additionally, the shares reserved in the plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000 through 2005, equal to 1% of the total number of shares of common stock outstanding on the last trading day in December in the immediately preceding year, but in no event will exceed 1,000,000 shares.

Fair value disclosures

   The Company applies the measurement principles of APB No. 25 in accounting for its stock option plan. Had compensation expense for options granted for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 been determined based on the fair value at the grant date as prescribed by SFAS No. 123, the Company's net loss and net loss per share would have decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                           Nine Months Ended
                               Year Ended December 31,       September 30,
                               --------------------------  ------------------
                                1997     1998      1999      1999      2000
                               -------  -------  --------  --------  --------
                                                              (unaudited)
   Net loss available to
    common stockholders:
     As reported.............. $(1,045) $(4,120) $(42,531) $(28,054) $(45,454)
                               =======  =======  ========  ========  ========
     Pro forma................ $(1,048) $(4,018) $(40,669) $(27,119) $(42,984)
                               =======  =======  ========  ========  ========
   Basic and diluted net loss
    per share available to
    common Stockholders:
     As reported.............. $ (0.23) $ (0.95) $  (5.95) $  (6.04) $  (1.26)
                               =======  =======  ========  ========  ========
     Pro forma................ $ (0.23) $ (0.93) $  (5.69) $  (5.84) $  (1.19)
                               =======  =======  ========  ========  ========

   The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                         Year Ended         Nine Months Ended
                                        December 31,          September 30,
                                     --------------------  --------------------
                                       1998       1999       1999       2000
                                     ---------  ---------  ---------  ---------
                                                               (unaudited)
   Risk-free interest rates......... 4.06-5.15% 4.34-5.50% 4.34-5.50% 5.91-6.88%
   Expected lives (in years)........         5          5          5          5
   Dividend yield...................         0%         0%         0%         0%
   Expected volatility..............         0%        90%         0%       122%

Unearned stock-based compensation

   In connection with certain stock option grants during the year ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, the Company recognized unearned stock-based compensation totaling $1.2 million and $13.8 million, $10.9 million and $0 respectively, which is being amortized over the vesting periods of the related options, which is generally four years, using the multiple option approach. Amortization expense recognized for the year ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 was approximately $243,000, $3.4 million, $1.6 million and $4.5 million, respectively. In determining the fair market value on each grant date the Company, prior to the completion of the initial public offering, considered among other things, the relative level of revenues and other

                                  FOGDOG, INC.

     (Information for the nine months ended September 30, 1999 and 2000 is unaudited)

operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market. During the year ended December 31, 1999, the Company issued 57,500 options with an estimated fair value of $99,000 to consultants in exchange for services. The Company estimated the fair value of the options using a Black-Scholes option pricing model.

                                                                   Nine Months
                                                     Year Ended       Ended
                                                    December 31,  September 30,
                                                    ------------- -------------
                                                    1998   1999    1999   2000
                                                    ------------- ------ ------
                                                                   (unaudited)
   Marketing and sales............................. $  60 $ 1,236 $  472 $1,914
   Technology and content..........................    38     321    134    299
   General and administrative......................   145   1,867    976  2,316
                                                    ----- ------- ------ ------
   Total stock-based compensation.................. $ 243 $ 3,424 $1,582 $4,529
                                                    ===== ======= ====== ======

401(k) Plan

   During the year ended December 31, 1998, the Board of Directors adopted an employee savings and retirement plan (the "401(k) Plan") offering substantially all of the Company's employees the opportunity to participate. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. To date, the Company has not made any contributions to the 401(k) Plan.

Note 10--Subsequent Event (unaudited):

   On October 24, 2000, the Company announced that it had entered into a definitive agreement to merger with Global Sports, Inc. Under the terms of the merger agreement, Company stockholders will receive 0.135 shares of Global Sports, Inc. common stock for each share of the Company's common stock. In addition, Global Sports, Inc. will assume all of the Company's outstanding options. The transaction is expected to close in the first quarter of 2001, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of the Company and termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.